UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 23, 2011 (June 20, 2011)

U-Store-It Trust

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-32324	20-1024732
(Commission File Number)	(IRS Employer Identification Number)

460 E. Swedesford Road, Suite 3000 Wayne, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

(610) 293-5700

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On June 20, 2011, we and U-Store-It, L.P., the limited partnership through which we own our assets and conduct our operations, entered into a Term Loan Agreement (the “Term Loan Facility”) with Wells Fargo Securities, LLC and PNC Capital Markets LLC, as joint lead arrangers and joint bookrunners.  The Term Loan Facility consists of (a) a term loan in the principal amount of $100,000,000 having a five year maturity, and (b) a term loan in the principal amount of $100,000,000 having a seven year maturity.  The Term Loan Facility permits us to request additional advances of five year or seven year loans in minimum increments of $5,000,000 provided that the aggregate of such additional advances does not exceed $50,000,000.  At closing, the initial $200 million of term loan proceeds (less customary closing costs and fees) were funded to us and no additional advances were requested by us.

Pricing on the Term Loan Facility ranges, depending on our leverage levels, from 1.90% to 2.75% over LIBOR for the five year loan, and from 2.05% to 2.85% over LIBOR for the seven year loan, and each loan has no LIBOR floor.  If we receive an investment grade rating, then pricing on the five year loan ranges from 1.45% to 2.10% over LIBOR and the pricing on the seven year loan ranges from 1.60% to 2.25% over LIBOR, depending on the investment grade rating, and each loan has no LIBOR floor.

The proceeds from the term loan will be used to repay approximately $100 million of an outstanding unsecured term loan scheduled to mature in 2013, to repay approximately $31 million of various secured loans having a weighted average interest rate of 7.25%, to reduce outstanding borrowings under our unsecured revolving credit facility and for general corporate purposes.

We, along with our subsidiaries, YSI I, LLC; USI II, LLC and YSI XXIX, L.P., have fully and unconditionally guaranteed borrowings under the Term Loan Facility.

The Term Loan Facility contains customary affirmative and negative covenants and also contains financial covenants that, among other things, require us to comply with leverage, liquidity and net worth tests.  The lenders may accelerate amounts outstanding under the Term Loan Facility upon the occurrence of an event of default, including our failure to pay amounts due or filing of bankruptcy proceedings.

We entered into certain interest rate swap agreements effective on the closing date of the Term Loan Facility that fix LIBOR on both the five and seven-year term loans through their respective maturity dates.  The interest rate swap agreements fix thirty day LIBOR over the terms of the five and seven-year term loans at 1.80% and 2.05%, respectively.  At closing, the effective interest rates on the five and seven-year term loans were 3.70% and 4.52%, respectively.

The foregoing description of the Term Loan Facility is qualified in its entirety by the terms and conditions of the Term Loan Facility, a copy of which we have attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Entry Sheet Arrangement of a Registrant.

The information reported in Item 1.01 above is incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1

Term Loan Agreement dated as of June 20, 2011 by and among U-Store-It, L.P., as Borrower, U-Store-It Trust, and Wells Fargo Securities, LLC and PNC Capital Markets LLC, as joint lead arrangers and joint bookrunners

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U-STORE-IT TRUST

Date: June 23, 2011
	By:	/s/ Timothy M. Martin
	Name:	Timothy M. Martin
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Term Loan Agreement dated as of June 20, 2011 by and among U-Store-It, L.P., as Borrower, U-Store-It Trust, and Wells Fargo Securities, LLC and PNC Capital Markets LLC, as joint lead arrangers and joint bookrunners